EXHIBIT 10.1

Confidential Treatment requested.

Confidential portions of this

document have been redacted

and have been separately filed

with the Commission

AMENDMENT TO SUPPLY AND DISTRIBUTION RIGHTS AGREEMENT

This AMENDMENT TO SUPPLY AND DISTRIBUTION RIGHTS AGREEMENT (“Amendment”) is made as of 12th July, 2006 by and between AngioDynamics, Inc., a corporation incorporated under the laws of Delaware, with its principal place of business located at Queensbury, New York, USA (“AngioDynamics”) and Bioniche Pharma Group Limited, a corporation incorporated under the laws of Ireland, with a principal place of business located at Inverin, County Galway, Ireland (“Bioniche”).

RECITALS

WHEREAS, AngioDynamics and Bioniche are Parties to a Supply and Distribution Rights Agreement dated as of October 17, 2005 (“Agreement”); and

WHEREAS, AngioDynamics and Bioniche desire to amend the Agreement but only to the extent set forth in this Amendment.

THEREFORE, in consideration of the foregoing premises and the mutual promises contained in this Amendment and other valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Unless otherwise defined in this Amendment, all capitalized terms shall have the same meanings as set forth in the Agreement.

1.2 FIELD. Section 1.1 m) of the Agreement is deleted and replaced with the following:

m) “Field” shall mean the distribution and sale of the Product to any and all Persons, for use in the treatment of varicose veins or other vascular indications.

1.3 A new Section 1.1 gg) of the Agreement is added, as follows:

gg) “Actual Selling Price” shall mean AngioDynamics’ actual revenues from the sale of each concentration of Product in any particular Calendar Quarter exclusive of trade discounts (in the nature of discounts for prompt payment).

2. SUBCONTRACTING. Section 2.6 is deleted and replaced with the following:

2.6 Subcontracting.

a) AngioDynamics shall not subcontract to, or otherwise make any provision or arrangement with any Person (excluding any Affiliate; provided that AngioDynamics shall warranty and remain responsible for the performance by its Affiliate of its obligations hereunder) for the distribution and sale of Product, without the prior written consent of Bioniche, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the parties agree that this Section 2.6 a) shall not impede the right of AngioDynamics to freely sell Product to Group Purchasing Organizations and wholesalers.

b) Bioniche shall not subcontract to, or otherwise make any provision or arrangement with any person (excluding an Affiliate; provided that Bioniche shall warranty and remain responsible for the performance by its Affiliate of its obligations hereunder) for the manufacture of Product, without the prior written consent of AngioDynamics, which consent shall not be unreasonably withheld, conditioned, or delayed.

3. MINIMUM PURCHASE REQUIREMENTS; RUN RATES.

3.1 Section 6.2 of the Agreement is renamed “Minimums - General” and the text thereof is deleted in its entirety and replaced with the following:

6.2 Minimums – General.

a) In partial consideration for the exclusive rights in the Territory in the Field being granted it under this Agreement, AngioDynamics shall use reasonable efforts to purchase the minimum purchase requirements set forth in Schedule “D” hereto for the Product for each Contract Year other than the second Contract Year; failing which, the provisions of the following paragraph of this Section 6.2 shall apply.

Any Contract Year, other than the second Contract Year, in which AngioDynamics does not achieve the minimum purchase requirements for that Contract Year shall be hereinafter referred to as a “Deficient Contract Year.” Bioniche’s sole remedy for AngioDynamics’ failure to meet the minimum purchase requirements set forth in Schedule “D” in any Deficient Contract Year shall be to convert the exclusive license and distributor status of AngioDynamics in the Field into a non-exclusive relationship following ninety (90) days written notice to AngioDynamics. Notwithstanding the foregoing, AngioDynamics shall be able to cure any noticed failure to meet the minimum purchase requirements by doing the following within the ninety (90) day notice period: (i) purchasing an amount of Product equal to the difference between the amount of Product actually purchased by AngioDynamics in the Deficient Contract Year and AngioDynamics’ minimum purchase requirements for the Deficient Contract Year; and (ii) purchasing an amount of Product equal to fifteen percent (15%) of its annual minimum purchase requirements for the then-current Contract Year. If AngioDynamics fully complies with (i) and (ii) above, Bioniche shall have no right to convert the exclusive license and distributor status of AngioDynamics into a non-exclusive relationship. Any amount of Product purchased pursuant to (i) above shall not apply to the minimum purchase requirements for the then-current Contract Year, but the amount of Product purchased pursuant to (ii) above shall apply to the minimum purchase requirements of the then-current Contract Year.

b) Notwithstanding the foregoing, in any Deficient Contract Year, if AngioDynamics has failed to meet the minimum purchase requirements set forth in Schedule “D” and has not cured such failure pursuant to Section 6.2 a), but has purchased sufficient amounts of Product to meet the minimum purchase requirements set forth in the original Agreement between AngioDynamics and Bioniche dated October 17, 2005, or has used the method to cure its failure to meet its minimum purchase requirements as set forth in Section 6.2 a) and has thereby purchased sufficient Product to meet the minimum purchase requirements as set forth in the original Agreement between AngioDynamics and Bioniche dated October 17, 2005, Bioniche’s sole remedy shall be to convert the exclusive license and distributor status of AngioDynamics in the Field into a non-exclusive relationship following the ninety (90) day notice period set forth in Section 6.2 a) except that AngioDynamics shall continue to be the exclusive seller and distributor of Product in the Territory in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists.

For greater clarity, the minimum purchase requirements set forth in the original Agreement between AngioDynamics and Bioniche dated October 17, 2005 are as follows:

•	Third year:	*** units/*** Product boxes

•	Fourth year:	*** units/*** Product boxes

•	Fifth year:	*** units/*** Product boxes

c) The parties shall negotiate in good faith to establish the minimum purchase requirements for Contract Years six and thereafter pursuant to the provisions of Schedule “D.” During such negotiations, the parties shall set out two (2) tiers of minimum purchase requirements for AngioDynamics. Failure to meet the first, lower tier of minimum purchase requirements and failure to cure pursuant to Section 6.2 a) shall allow Bioniche, as its sole remedy for such failure, to convert the exclusive license and distributor status of AngioDynamics in the Field into a non-exclusive relationship following the ninety (90) day notice period set forth in Section 6.2 a). If AngioDynamics fails to meet the second, higher tier of minimum purchase requirements, but meets the first, lower tier of minimum purchase requirements or has used the method to cure its failure to meet the first, lower tier of minimum purchase requirements, Bioniche’s sole remedy shall be to convert the exclusive license and distributor status of AngioDynamics in the Field into a non-exclusive relationship following the ninety (90) day notice period set forth in Section 6.2 a) except that AngioDynamics shall continue to be the exclusive seller and distributor of Product in the Territory in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists.

3.2 New Sections 6.3, 6.4, 6.5, 6.6 and 6.7 of the Agreement are added, as follows (and existing Section 6.3 shall now be designated as Section 6.8 and existing Section 6.4 shall now be designated as Section 6.9):

6.3 Minimums-Second Contract Year. During the second Contract Year (i.e. the period beginning July 1, 2006 and ending June 30, 2007), AngioDynamics shall purchase at least an amount of Product which will result in a minimum total payment of $3,600,000.00 from AngioDynamics to Bioniche for Product based upon the Purchase Price for Product as set forth in Schedule “E” hereto. In addition, during the second Contract Year, AngioDynamics will place at least one purchase order for Product in each of the following periods: June 1, 2006 to September 30, 2006; October 1, 2006 to December 31, 2006; January 1, 2007 to March 31, 2007; and April 1, 2007 to May 31, 2007.

If AngioDynamics fails to purchase at least $3,600,000.00 worth of Product (based upon the Purchase Price as set forth in Schedule “E” hereto) in the second Contract Year, such Product to be ordered by April 30, 2007, Bioniche’s sole remedy shall be the receipt of a payment from AngioDynamics to Bioniche in an amount equal to the difference between $3,600,000.00 and the amount paid or to be paid by AngioDynamics to Bioniche for Product ordered by April 30, 2007 within the second Contract Year, which amount shall be paid by AngioDynamics to Bioniche on or before June 30, 2007. For greater certainty, except as otherwise specifically provided for in Section 6.6, AngioDynamics shall be required to purchase the minimum units of Product for the second Contract Year on a “take or pay” basis; it being understood that any failure on the part of AngioDynamics to order such minimum units of Product for the second Contract Year shall not relieve AngioDynamics of its obligation to pay Bioniche for such Product hereunder and that Bioniche shall not be obligated to deliver any Product in exchange for the price paid for such unordered Product.

***	Confidential material redacted and filed separately with the Commission.

6.4 Run Rates. Without limiting its obligations under Section 6.2, during the third, fourth and fifth Contract Years, respectively, AngioDynamics shall be required to achieve commercial sales in the Territory resulting in a “run rate” of at least ***, *** and *** total boxes of Product per month (respectively). For the purposes hereof, “run rate” shall mean AngioDynamics’ monthly sales of Product to third Person customers, less any returns received in that month. Should AngioDynamics fail to fulfill its run rate obligations under this Section 6.4 for three (3) consecutive months, without prejudice to its rights under Section 6.2, Bioniche’s sole remedy shall be to convert the exclusive license and distributor status of AngioDynamics in the Field into a non-exclusive relationship, upon sixty (60) days written notice given by Bioniche to such effect, except that AngioDynamics shall continue to be the exclusive seller and distributor of Product in the Territory in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists.

6.5 Outstanding Obligations of Bioniche. The Parties agree that, within twenty one (21) days after the date of execution of this Amendment, Bioniche and its Affiliates shall have taken all reasonable commercial efforts to terminate any existing relationships or outstanding commitments with third Persons relating to the sale and/or distribution of Product in the Territory. If, at any time after the date which is twenty one (21) days after the date of execution of this Amendment, Bioniche or its Affiliates are required pursuant to the terms of an agreement existing prior to the date of execution of this Amendment to deliver Product to third Persons for sale and/or use in the Territory: (i) all units of such Product shall be credited towards AngioDynamics’ minimum purchase quantities set out in Section 6.2 or 6.3, as the case may be; and (ii) all units of such Product shall be credited towards AngioDynamics’ “run rates” set out in Section 6.4; and (iii) an amount calculated on the basis of the number of such units of Product sold by Bioniche or its Affiliates and AngioDynamics’ Actual Selling Price shall be credited against the $3,600,000.00 “take or pay” obligation under Section 6.3.

6.6 Exceptions. Notwithstanding anything to the contrary herein contained, AngioDynamics shall not be responsible for failing to achieve the minimum purchase or run rate requirements established for it hereunder if such failure is directly attributable to: (i) the failure by Bioniche to deliver a sufficient quantity of the Product which satisfies the Specifications in response to purchase orders placed in accordance with Section 7.7 hereof; and/or (ii) an Event of Force Majeure, as defined in Section 7.10 hereof.

6.7 Second Entry Product. In the event that a Second Entry Product enters the market in the Territory at any time during the Term, any annual minimum purchase requirements and any run rates agreed to hereunder, in each case, for periods after the end of the second Contract Year shall be automatically reduced by fifty (50%) percent. Such decrease shall be on a going forward basis only, with a pro rata effect being calculated for any partial Contract Year after the second Contract Year.

4. PAYMENTS; ETC.

4.1 A new Section 7.1 a) of the Agreement is added, as follows (and the existing Sections 7.1 a) and b) are re-lettered accordingly):

a) pay Bioniche non-refundable milestone fees of:

(i) Five Hundred Thousand Dollars ($500,000), payable within thirty (30) days after the date on which AngioDynamics’ cumulative sales of Products in the Territory exceed Ten Million Dollars ($10,000,000);

(ii) One Million Dollars ($1,000,000), payable within thirty (30) days after the date on which AngioDynamics’ cumulative sales of Products in the Territory exceed Twenty Five Million Dollars ($25,000,000); and

(iii) One Million Dollars ($1,000,000), payable within thirty (30) days after the date on which AngioDynamics’ cumulative sales of Products in the Territory exceed Fifty Million Dollars ($50,000,000).

For greater certainty, cumulative sales shall be the running total of all sales of Products throughout the Term, calculated on the basis of AngioDynamics’ Actual Selling Price (as defined in 1.3 of this Amendment) at the time such sale was made.

Notwithstanding the foregoing, if at the time any of the milestone fees in (i), (ii) or (iii) above becomes payable, Bioniche has converted the entire or any portion of the exclusive license and distributor status of AngioDynamics under this Agreement into a non-exclusive relationship pursuant to Section 6.2 or 6.4, AngioDynamics shall not have to pay to Bioniche such milestone fee or any subsequent milestone fees. For one non-limiting example, if AngioDynamics’ exclusive license and distributor status in the Field has been converted to a non-exclusive relationship except that AngioDynamics continues to be the exclusive seller and distributor of Product in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists, AngioDynamics shall not have to pay any subsequent milestone fees.

If AngioDynamics’ entire exclusive license and distributor status in the Field has been converted to a non-exclusive relationship pursuant to Section 6.2 or 6.4 herein, or if AngioDynamics’ exclusive license and distributor status in the Field has been converted to a non-exclusive relationship except that AngioDynamics continues to be the exclusive seller and distributor of Product in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists, pursuant to Section 6.2 or 6.4 herein, and Bioniche has appointed another Person, other than AngioDynamics, as an exclusive distributor of Product in any remaining portion of the Field, then AngioDynamics shall be entitled to receive from Bioniche an immediate return of any and all milestone fees previously paid to Bioniche pursuant to (i), (ii) and/or (iii) above.

4.2 Existing Section 7.1 b) (re-lettered 7.1 c)) is deleted and replaced with the following:

c) make the minimum annual purchases of and achieve the “run-rates” for Product as provided in Sections 6.2 to 6.4, inclusive, hereof; which purchases, subject to Section 7.4 hereof, will be supplied by Bioniche at a Purchase Price calculated in accordance with Schedule “E” hereto.

4.3 Existing Section 7.2 a) is amended by changing the reference to “under Subsection 7.1(a)” in the first sentence thereof to read “under Subsections 7.1a) and b)”.

4.4 The second paragraph of Section 7.4, beginning “Bioniche agrees and promises”, is deleted in its entirety. If AngioDynamics’ exclusive license and distributor status in the Field has been converted to a non-exclusive relationship except that AngioDynamics continues to be the exclusive seller and distributor of Product in relation to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons;

(vi) Cardiothoracic Surgeons; and (vii) Cardiologists, pursuant to Section 6.2 or 6.4 herein, then such second paragraph shall be reinserted into the Agreement. For greater clarity, the second paragraph of Section 7.4 reads as follows:

Bioniche agrees and promises that Bioniche’s price for Product sold to AngioDynamics hereunder as an exclusive distributor shall always be the lowest price which Bioniche or its Affiliates offers, charges, or accepts in full payment for the Product from Bioniche’s or its Affiliates’ most favored customer in the Territory including, without limitation, another distributor, unless otherwise prohibited by applicable Laws.

5. INDEMNIFICATION

5.1 Existing Section 8.4 a) is amended by deleting item (i) therein and replacing it with the following:

(i) any breach by Bioniche or its Affiliates of any representations or warranties or obligations to AngioDynamics hereunder (including, without limitation, any third party claim relating to Bioniche’s or its Affiliates’ termination of any existing obligations in accordance with Section 6.5 and/or Bioniche’s or its Affiliates’ failure to comply with any such existing obligations);

6. TERM; TERMINATION

6.1 Existing Section 9.1 of the Agreement is deleted in its entirety and replaced with the following:

9.1 Term. This Agreement shall come into effect as of the Effective Date and shall continue in force until the end of the seventh (7th) Contract Year; unless sooner terminated by either Party in accordance with Section 9.2 or extended in accordance with Section 9.7, below (the initial term, together with any extension or renewal term hereunder, referred to herein as the “Term”). Thereafter, this Agreement will automatically renew for additional consecutive three (3) year periods, unless expressly terminated by either Party on written notice to the other Party at least one hundred and twenty (120) calendar days prior to the end of the then current Term or otherwise terminated under Section 9.2 or 9.3.

6.2 Existing Section 9.2 of the Agreement shall be deleted in its entirety and replaced with the following:

9.2 Termination by Either Party. Either Party may terminate this Agreement by giving notice to the other Party:

a)	if the other Party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business; or

b)	if the other Party commits any material breach hereof and remains in breach thirty (30) days after written notice thereof; except for breaches by AngioDynamics in respect of non-payment of any monies owing hereunder, which shall be governed by Section 9.3. AngioDynamics’ failure to meet the minimum purchase requirements set forth in Section 6.2, Section 6.3 or Schedule “D” shall not constitute a material breach and remedies for such failure will be governed by Section 6.2 or Section 6.3, as applicable. AngioDynamics’ failure to meet the run rates set forth in Section 6.4 shall not constitute a material breach and remedies for such failure will be governed by Section 6.4.

6.3 A new Section 9.7 of the Agreement is added, as follows:

9.7 Extension of Term. Subject always to Sections 9.2 and 9.3 hereof, in the event AngioDynamics has made any one or more milestone payments under Section 7.1 a) hereof, AngioDynamics shall have the right to extend the Term, as follows:

(i)	following payment of the milestone payment under Section 7.1a)(i), AngioDynamics shall be entitled to extend the then current Term by one (1) Contract Year;

(ii)	following payment of the milestone payment under Section 7.1a)(ii), AngioDynamics shall be entitled to extend the then current Term by two (2) additional Contract Years; and

(iii)	following payment of the milestone payment under Section 7.1a)(iii), AngioDynamics shall be entitled to extend the then current Term by two (2) additional Contract Years.

For greater certainty, any period of extension pursuant to (i), (ii) or (iii) above shall be considered an extension of the then current Term. Thus, Bioniche shall have no right to send notice of non-renewal pursuant to Section 9.1 until one hundred twenty (120) days before the then current Term (including any periods of extension pursuant to this Section 9.7) expires.

7. SCHEDULE D. Schedule D shall be deleted in its entirety and replaced with the following:

SCHEDULE “D”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited (“Bioniche”)

MINIMUM PURCHASE REQUIREMENTS

AngioDynamics shall achieve the following minimum purchase requirement of total vials/units in the second Contract Year of the Term of the Agreement:

•	Second Contract Year:	$3,600,000.00 worth of Product as per Section 6.3 of the Agreement

AngioDynamics will use reasonable efforts to achieve the following minimum purchase requirements of total vials/units in the third, fourth and fifth Contract Years of the Term of the Agreement:

•	Third Contract Year:	*** units/*** Product boxes

•	Fourth Contract Year:	*** units/*** Product boxes

•	Fifth Contract Year:	*** units/*** Product boxes

At least twelve (12) months prior to the end of the fifth Contract Year, the Parties shall enter discussions in good faith with respect to establishing minimum purchase requirements for the sixth and seventh Contract Years of the Term. In the unlikely event that the Parties are unable to agree on minimum purchase requirements for the sixth and seventh Contract Years of the Term on or before the end of the first Calendar Quarter in the fifth Contract Year, the minimum purchase requirements for the sixth and seventh Contract Years shall be equal to the minimum purchase requirements for the fifth Contract Year. The Parties shall

***	Confidential material redacted and filed separately with the Commission.

negotiate in good faith with respect to establishing minimum purchase requirements for the Contract Years extending beyond the seventh Contract Year. If the Parties are unable to agree upon the minimum purchase requirements for any Contract Year beyond the seventh Contract Year within the first Calendar Quarter of the preceding Contract Year, the minimum purchase requirements for the succeeding Contract Year shall be equal to the minimum purchase requirements for the preceding Contract Year.

Note: Total units are irrespective of concentration. (1 vial = 1 unit) (1 box = 5 units)

8. SCHEDULE E. Schedule E shall be deleted in its entirety and replaced with the following:

SCHEDULE “E”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited (“Bioniche”)

PURCHASE PRICE

All pricing for 1% and 3% vials shall be per box of Product. Each box of Product shall contain five (5) vials, each vial containing two (2) milliliters of Sotradecol. One unit shall equal one vial of Product.

The Purchase Price for the 1% solution of Product shall be $*** per box ($*** per unit).

The Purchase Price for the 3 % solution of Product shall be $*** per box ($*** per unit).

For greater certainty, it is understood and agreed between the Parties that Bioniche shall have no control over (and shall not be responsible for setting) the AngioDynamics Actual Selling Price.

9. REFERENCES TO TRANSFER PRICE. All references to “Transfer Price” within the Agreement shall be deleted and replaced with the phrase “Purchase Price”.

10. OTHER TERMS AND CONDITIONS UNCHANGED. AngioDynamics and Bioniche agree that all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and all such other terms and conditions are hereby ratified and confirmed.

11. COUNTERPARTS. This Amendment may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

***	Confidential material redacted and filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have each caused the Amendment to be signed and delivered by their duly authorized representative as of the date first written above.

BIONICHE PHARMA GROUP LIMITED

By:	/s/ John Kavanagh
Name:	John Kavanagh
Title:	Managing Director

Date:30 June 2006

ANGIODYNAMICS, INC.

By:	/s/ Robert M. Rossell
Name:	Robert M. Rossell
Title:	Vice President, Marketing

Date:12 July 2006